Exhibit 99.1


                                               CHARLES H. CROCKETT
                                               Assistant Secretary
                                               December 17, 1997

                  HANNAFORD RENEWS SHAREHOLDER RIGHTS PLAN

 Scarborough, Maine: Hannaford Bros. Co. (NYSE-HRD), a multi-regional food retailer, announced today that its Board of Directors has adopted a shareholder rights plan, which will become effective upon the expiration of the Company's existing rights plan. The replacement plan is substantially identical to the existing plan, except for modification to the exercise and redemption prices of the new rights, and the term of the rights plan.

 The replacement plan is designed to protect the shareholders of Hannaford by preventing abusive or unfair takeover practices. The plan would discourage takeover bids that do not offer terms which the Hannaford Board considers to be fair to all shareholders of Hannaford and, among other things, provides protection against certain self-dealing transactions by a beneficial owner of 20% or more of Hannaford's stock. The plan is not intended to prevent a takeover of Hannaford on terms considered by the Hannaford Board to be beneficial to Hannaford shareholders, and, in fact, will not do so. The plan was not adopted in response to any existing effort to acquire control of Hannaford.

 The terms of the plan provide for a dividend distribution of one right for each share of Hannaford common stock to holders of record at the close of business on February 4, 1998. The rights will become exercisable only in the event an acquiring party (excluding the Sobey Parties under certain circumstances and certain other persons) accumulates 20 percent or more of Hannaford voting stock, or if a party announces an offer which would result in it owning 30 percent or more of Hannaford voting stock. The rights will expire on February 4, 2001. Each right will entitle the holder to buy one one-hundredth of a share of a series of junior participating preferred stock of Hannaford at a price of $60. In addition, upon the occurrence of a merger or other business combination, certain self-dealing transactions with an owner of 20% or more of Hannaford voting stock or the acquisition by a person or group of 30% or more of Hannaford voting stock, holders of the rights will be entitled to purchase either participating preferred stock of Hannaford or shares in an "acquiring entity" at half of market value.

 Hannaford will be entitled to redeem the rights at 1 cent per right any time until the tenth day following the acquisition by an acquiring person or group of a 20 percent position in its voting stock.

 Details of the new Rights Plan will be outlined in a letter to be mailed to shareholders.